Exhibit 99.1
T-3 Energy Services, Inc. Announces Fourth Quarter and 2006
Earnings From Continuing Operations
2006 Revenues at Record High Level
2006 Income From Continuing Operations Up 129%
Fourth Quarter Revenues Up 39%
Fourth Quarter Income From Continuing Operations Up 75%
HOUSTON, TEXAS, (PRIMEZONE WIRE) — March 16, 2007. T-3 Energy Services, Inc. (“T-3 Energy”) (NASDAQ:TTES — News) reported fourth quarter 2006 income from continuing operations of $5.1 million, or $0.46 per diluted share, up 75% and 70%, respectively, from $2.9 million or $0.27 for the fourth quarter of 2005. For the year ended December 31, 2006, income from continuing operations of $18.4 million, or $1.68 per diluted share, was up 129% and 124%, respectively, from $8.1 million, or $0.75 per diluted share, reported for 2005. Revenues for the fourth quarter of 2006 increased 39% over the fourth quarter of 2005. For the year ended December 31, 2006, revenues increased 58% over the prior year.
The annual 2006 financial results include a charge of $1.5 million, net of tax, which is the sum of stock based compensation costs and costs related to the Form S-1/S-3 Registration Statements and subsequent Amendments (“public offering costs”). The fourth quarter 2006 results reflect $0.4 million, net of tax, of these charges. The fourth quarter and annual 2005 results include a charge of $0.4 million, net of tax, for similar public offering costs. Excluding the impact of the stock based compensation costs and public offering costs, T-3 Energy’s 2006 income from continuing operations increased 64% and 135% from the fourth quarter and annual 2005 results, respectively.
For the fourth quarter and year 2006, the Company reported Adjusted EBITDA (defined as income from continuing operations, excluding stock based compensation costs and public offering costs, plus interest expense, net of interest income, provision for income taxes and depreciation and amortization), of $9.2 million and $35.2 million, respectively, a 57% and 99% increase over the same periods for 2005, respectively.
The Company’s results were attributable to the favorable oil and gas operating environment that existed throughout 2006, in addition to the strong operational performance by the Company throughout its product lines. These positive conditions increased the demand for the Company’s products and services resulting in additional market share. The Company’s capital spending for 2006 was $9.1 million. This capital was primarily used to increase its new BOP manufacturing capacity and geographical expansions into East Texas, the Rocky Mountain and Midwest regions. The positive impact of this capital spending was noticeable in the fourth quarter of 2006. In 2007, the Company plans to incur slightly more in capital spending to increase its BOP repair capacity and continue with its geographical expansions into other wellhead production and transmission operating environments. The Company believes it will continue to see a demand for its original equipment products, particularly BOPs, through 2007. The

Company also believes that there will be an increase in market demand for the repair of BOP equipment, especially in the larger sizes. As a result, the Company has commenced with its 2007 aftermarket repair capacity expansion program to address these market demands by upgrading machine tools and manufacturing repair processes, increasing its capacity and improving efficiencies. The Company plans to incur approximately $5.6 million in 2007 related to its aftermarket repair capacity expansion program. The Company believes its 2007 results will be favorable due to the continuance of its increasing shipments and backlog compared to prior years, as well as its expansion into the wellhead completion market with the introduction of its original equipment wellhead product line. Backlog has increased to $63.3 million at December 31, 2006, a 110% increase over December 31, 2005 backlog of $30.1 million. Management believes that its T-3 branded products continue to gain market acceptance, resulting in greater sales to customers that use its products in both their domestic and international operations. The 2006 results reflect an increase in wellhead engineering costs compared to prior years as the Company increased its engineering staff to provide additional focus on the engineering and design of its wellhead product line.
Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer commented “Our revenues and profits for 2006 improved substantially for the third consecutive year. The strategy we set out in 2003 continues to allow the Company to gain market share with its original equipment products and aftermarket services. Our backlog has continued to grow while our shipments have increased period over period. The 2006 expansion of our manufacturing capacity resulted in positive financial results for 2006 which we expect to continue into 2007. Additionally, with the planned expansion of our BOP repair capacity, we expect to see positive results in the latter half of 2007. This capacity expansion program is intended to allow us to increase our revenues in the pressure and flow control aftermarket business and improve our operational results, especially for the larger equipment we have and will be receiving for service. Our goal is to continue to increase our market share in all product lines with our original equipment products and aftermarket services and to be the preferred provider of choice by our customers.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Certain comments contained in this news release concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The

Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3 Energy Services, Inc. Quarterly Report on Form 10-Q for the period ending September 30, 2006 and its Annual Report on Form 10-K for the year ended December 31, 2005 and other filings of the Company with the Securities and Exchange Commission.
Non-GAAP Financial Measures. Certain information discussed in this news release are considered non-GAAP financial measures. See the Supplementary Data — Schedule 1 in this news release for the corresponding reconciliations to GAAP financial measures for the quarters and years ended December 31, 2006 and 2005. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.

Contact:	Michael T. Mino Vice President and Chief Financial Officer 713-996-4110 mmino@t3es.com

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Products	$34,391	$24,081	$121,294	$65,635
Services	10,823	8,525	41,851	37,583

	45,214	32,606	163,145	103,218
Cost of revenues:
Products	22,873	15,310	79,285	42,397
Services	6,282	5,463	23,734	23,887

	29,155	20,773	103,019	66,284

Gross profit	16,059	11,833	60,126	36,934

Operating expenses	8,316	7,407	31,372	23,121

Income from operations	7,743	4,426	28,754	13,813

Interest expense	159	272	903	1,491

Interest income	(91)	(14)	(109)	(83)

Other (income) expense, net	69	(35)	(612)	(16)

Income from continuing operations before provision for income taxes	7,606	4,203	28,572	12,421

Provision for income taxes	2,544	1,314	10,157	4,366

Income from continuing operations	5,062	2,889	18,415	8,055

Income (loss) from discontinued operations, net of tax	(173)	239	(323)	(3,542)

Net income	$4,889	$3,128	$18,092	$4,513

Basic earnings (loss) per common share:
Continuing operations	$.48	$.27	$1.74	$.76

Discontinued operations	$(.02)	$.02	$(.03)	$(.33)

Net income (loss) per common share	$.46	$.29	$1.71	$.43

Diluted earnings (loss) per common share:
Continuing operations	$.46	$.27	$1.68	$.75

Discontinued operations	$(.02)	$.02	$(.03)	$(.33)

Net income (loss) per common share	$.44	$.29	$1.65	$.42

Weighted average common shares outstanding:
Basic	10,651	10,582	10,613	10,582

Diluted	11,070	10,700	10,934	10,670

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands except for share amounts)

	December 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$3,393	$1,162
Accounts receivable — trade, net	25,634	21,527
Inventories	27,227	18,268
Notes receivable, current portion	14	480
Deferred income taxes	2,208	1,731
Prepaids and other current assets	5,557	5,887

Total current assets	64,033	49,055

Property and equipment, net	24,639	18,652
Notes receivable, less current portion	325	327
Goodwill, net	70,569	69,607
Other intangible assets, net	2,510	2,325
Other assets	567	822

Total assets	$162,643	$140,788

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable — trade	$14,453	$12,943
Accrued expenses and other	14,457	9,439
Current maturities of long-term debt	85	36

Total current liabilities	28,995	22,418

Long-term debt, less current maturities	—	7,058
Other long-term liabilities	34	82
Deferred income taxes	3,454	2,018

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 5,000,000 and 25,000,000 shares authorized at December 31, 2006 and 2005, respectively, no shares issued or outstanding	—	—
Common stock, $.001 par value, 20,000,000 and 25,000,000 shares authorized at December 31, 2006 and 2005, respectively, 10,762,016 and 10,581,986 shares issued and outstanding at December 31, 2006 and 2005, respectively	11	11
Warrants, 327,862 and 332,862 issued and outstanding at December 31, 2006 and 2005, respectively	644	644
Additional paid-in capital	126,054	123,175
Retained earnings (deficit)	2,672	(15,420)
Accumulated other comprehensive income	779	802

Total stockholders’ equity	130,160	109,212

Total liabilities and stockholders’ equity	$162,643	$140,788

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
SUPPLEMENTARY DATA — SCHEDULE 1 (UNAUDITED)
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
INCOME FROM CONTINUING OPERATIONS:
GAAP Income from continuing operations	$5,062	$2,889	$18,415	$8,055
Stock-based compensation costs, net of tax	367	—	1,230	—
Public offering costs, net of tax	—	423	257	423

Non-GAAP Income from continuing operations (B)	$5,429	$3,312	$19,902	$8,478

DILUTED EARNINGS PER SHARE:
GAAP continuing operations diluted earnings per share	$0.46	$0.27	$1.68	$0.75
Stock-based compensation costs, net of tax	0.03	—	0.12	—
Public offering costs, net of tax	—	0.04	0.02	0.04

Non-GAAP continuing operations diluted earnings per share (B)	$0.49	$0.31	$1.82	$0.79

ADJUSTED EBITDA:
GAAP Income from continuing operations	$5,062	$2,889	$18,415	$8,055
Stock-based compensation costs, net of tax	367	—	1,230	—
Public offering costs, net of tax	—	423	257	423
Provision for income taxes	2,762	1,532	10,958	4,584
Depreciation and amortization	970	771	3,520	3,183
Interest Expense	159	272	903	1,491
Interest Income	(91)	(14)	(109)	(83)

Adjusted EBITDA (A)	$9,229	$5,873	$35,174	$17,653

(A) Adjusted EBITDA is a non-generally accepted accounting principle, or GAAP, financial measure equal to income from continuing operations, the most directly comparable GAAP measure, excluding stock-based compensation costs and public offering costs, plus interest expense, net of interest income, provision for income taxes, depreciation and amortization. We have presented Adjusted EBITDA because we use Adjusted EBITDA as an integral part of our internal reporting to measure our performance and to evaluate the performance of our senior management. We consider Adjusted EBITDA to be an important indicator of the operational strength of our business. Management uses Adjusted EBITDA:
•	as a measure of operating performance that assists us in comparing our performance on a consistent basis because it removes the impact of our capital structure and asset base from our operating results;

•	as a measure for budgeting and for evaluating actual results against our budgets;

•	to assess compliance with financial ratios and covenants included in our senior credit facility;

•	in communications with lenders concerning our financial performance; and

•	to evaluate the viability of potential acquisitions and overall rates of return.

Adjusted EBITDA eliminates the effect of considerable amounts of non-cash depreciation and amortization. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, we believe that Adjusted EBITDA provides useful information to our investors regarding our performance and overall results of operations. Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either income from continuing operations as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, Adjusted EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Adjusted EBITDA measure presented above may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.
(B) Non-GAAP income from continuing operations is equal to income from continuing operations plus stock-based compensation costs and public offering costs, net of tax. Non-GAAP continuing operations diluted earnings per share is equal to continuing operations diluted earnings per share plus stock-based compensation costs and public offering costs, net of tax per share. We have presented Non-GAAP income from continuing operations and Non-GAAP continuing operations diluted earnings per share because the Company believes that reporting income from continuing operations and diluted earnings per share excluding stock-based compensation costs and public offering costs provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of the operating results and as a means to emphasize the results of on-going operations.